Exhibit 99.1

For immediate release:                                                                                                     Contact:  Douglas R. Jamieson
President & Chief Operating Officer
Phone: (914) 921-5020
For further information please visit
    www.gabelli.com

GAMCO Establishes Shareholder Designated Charitable Contribution Program

RYE, New York, May 2, 2013 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) announced today it has adopted a Shareholder Designated Charitable Contribution program for all registered Class A and Class B shareholders.  Each such shareholder will be eligible to designate charities to which the company will make a donation of $0.25 per share on behalf of the shareholder.

Warren Buffett had a similar program at Berkshire Hathaway from 1981 to 2003. At GAMCO, we believe charitable giving is a cornerstone of society and an obligation for those with the means to make a difference in the world. As an organization, GAMCO will have no control over these donations, but we are happy to make them on behalf of our shareholders.

Shareholders will have until July 31, 2013 to register shares in their own names to participate in the program.  Our current plan is to distribute, in early August, a charitable contribution form that must be returned to GAMCO no later than August 31, 2013 for the charitable contribution to be made. Only charities that are recognized 501(c)(3) organizations will be qualified to receive the donation from GAMCO on the shareholder’s behalf. A list of eligible charities is available at: http://www.irs.gov/Charities-&-Non-Profits/Exempt-Organizations-Select-Check.

Based on the approximately 20 million shares currently registered in shareholders’ names, the total contribution GAMCO is expected to make will be $5.0 million.  If all shares outstanding are registered in their shareholders’ names at the record date, the total contribution would increase to $6.4 million.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.).  As of December 31, 2012, GAMCO had $36.4 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release may contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.